EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

BROADSTONE NET LEASE, INC.

ARTICLE I

NAME

The name of the corporation is Broadstone Net Lease, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, qualifying as a real estate investment trust under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended (the “Code”)) for which corporations may be organized under the Maryland General Corporation Law, as amended from time to time (the “MGCL”) and the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

RESIDENT AGENT AND PRINCIPAL OFFICE

The name and address of the resident agent for service of process of the Corporation in the State of Maryland is National Corporate Research, Ltd., 836 Park Avenue, Second Floor, Baltimore, MD 21201. The address of the Corporation’s principal office in the State of Maryland is Broadstone Net Lease, Inc., c/o National Corporate Research, Ltd., 836 Park Avenue, Second Floor, Baltimore, MD 21201. The Corporation may have such other offices and places of business within or outside the State of Maryland as the board may from time to time determine.

ARTICLE IV

DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

Asset Manager. The Person responsible for directing or performing the day-to-day business affairs of the Corporation by delegation from the Board, which initially shall be Broadstone Asset Management, LLC, a New York limited liability company, an Affiliate of the Corporation.

Affiliate. An Affiliate of another Person includes any of the following:

(a)	any Person directly or indirectly controlling, controlled by or under common control with such other Person;

(b)	any executive officer, director, trustee or general partner of such other Person; and

(c)	any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Board. The Board of Directors of the Corporation.

Bylaws. The bylaws of the Corporation, as amended from time to time.

Capital Stock. All classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Code. The term has the meaning set forth in Article II herein. References to Code sections shall mean such sections of the Code or any successor provision, in each case as modified by regulations adopted by the Internal Revenue Service with respect to such sections.

Common Stock. The term has the meaning set forth in Section 6.1 hereof.

Corporation. The term has the meaning set forth in Article I herein.

Determined Share Value. The value of a share of Common Stock set by the Independent Directors Committee from time to time.

Distributions. Any distributions of money or other property by the Corporation to owners of shares of Capital Stock, including dividends and distributions that may constitute a return of capital for federal income tax purposes, as set forth in Section 6.8 hereof.

Holder. Any Person who holds Capital Stock.

Independent Director. Any director of the Corporation who is not:

(a)	employed by the Corporation or any of its subsidiaries;

(b)	employed by or have any equity interest in the Asset Manager or any of its Affiliates; or

(c)	a Person determined by the Independent Directors Committee to have such personal, business or professional relationships with the Asset Manager or any of its Affiliates such that the Person’s exercise of independent judgment would likely be compromised.

Independent Directors Committee. The term has the meaning set forth in Article IX.

MGCL. The term has the meaning set forth in Article II hereof.

Operating Company. Broadstone Net Lease, LLC, a New York limited liability company of which the Corporation will be managing member.

Person. An individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

Preferred Stock. The term has the meaning set forth in Section 6.1 herein.

REIT. A real estate investment trust under Sections 856 through 860 of the Code or any successor provisions.

Securities. Any of the following issued by the Corporation, as the context requires: shares of Capital Stock, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1.    Number and Term of Directors.

(a)    The business and affairs of the Corporation shall be managed under the direction of the Board. The Board shall consist initially of two (2) directors until immediately prior to the time that the Corporation shall have more than one stockholder at which time the Board shall be increased by the number of Independent Directors elected by the Board at that time. The number of members of the Board may be increased or decreased pursuant to the Bylaws, but shall never be fewer than the minimum number required to at all times have a sufficient number of Independent Directors for the Independent Directors Committee. A majority of the seats on the Board will be held by Independent Directors.

(b)    Each director shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Directors may be elected to an unlimited number of successive terms.

(c)    The names of the initial directors are:

Norman P. Leenhouts

Amy L. Tait

(d)    Any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred. Vacancies among the Independent Directors’ positions shall be filled by individuals who would be Independent

Directors. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his or her term, except as may otherwise be provided in the terms of any Preferred Shares.

Section 5.2.    General Powers of the Board. The business and affairs of the Corporation shall be managed under the direction of the Board. The Board shall monitor the administrative procedures, investment operations and performance of the Corporation and the Operating Company and may delegate to the Asset Manager the power and authority to assure that such policies are carried out. The Board may take any action that, in its sole judgment and discretion, is necessary or desirable to conduct the business of the Corporation. The Articles of Incorporation shall be construed with a presumption in favor of the grant of power and authority to the Board. The enumeration and definition of particular powers of the Board included in this Article V shall in no way be construed in any manner to exclude or limit the powers conferred upon the Board under the general laws of the State of Maryland as now or hereafter in force.

Section 5.3.    Authorization by Board of Stock Issuance. The Board may authorize the issuance from time to time of shares of Capital Stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its Capital Stock of any class or series, whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Articles of Incorporation or the Bylaws.

Section 5.4.    Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board or any Committee of the Board consistent with the Articles of Incorporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every Holder of shares of its Capital Stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of Distributions on its Capital Stock and to members of the Operating Company, or repurchase or redemption of its Capital Stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; the determination of the Determined Share Value; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

To the fullest extent provided under Section 2-104(b)(9) of the MGCL, the Board may, but is not required, in considering a potential acquisition by any Person of control of the Corporation or substantially all of its assets, to consider the effect of the potential acquisition: (i) Holders, employees, suppliers, customers, and creditors of the Corporation, and (ii) the communities in which the offices of the Corporation or the properties owned, directly or indirectly, by it are located.

Section 5.5.    REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board also may determine that compliance with any restriction or limitation set forth in this Articles of Incorporation which is intended to preserve the status of the Corporation as a REIT, including, without limitation, the restrictions and limitations on ownership and transfers of Capital Stock set forth in Article VII, is no longer required for REIT qualification and may waive compliance with any such restriction or limitation at any time or from time to time with respect to any Holder to the extent approved by the Independent Directors Committee.

Section 5.6.    Financings. The Board shall have the power and authority to borrow or, in any other manner, raise money for the purposes and on the terms it determines, which terms may (a) include evidencing the same by issuance of Securities of the Corporation and (b) have such provisions as the Board may determine, including, without limitation, to redeem or reacquire such Securities; to enter into other contracts or obligations on behalf of the Corporation; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; and to mortgage, pledge, assign, grant security interests in or otherwise encumber the Corporation’s assets to secure any such Securities of the Corporation, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Corporation or participate in any reorganization of obligors to the Corporation.

ARTICLE VI

STOCK

Section 6.1.    Authorized Shares. The total number of shares of Capital Stock that the Corporation shall have authority to issue is 100,000,000, of which (i) 80,000,000 shares shall be designated as common stock, $0.001 par value per share (“Common Stock”), and 20,000,000 shares shall be designated as preferred stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of Capital Stock having par value is $100,000.00. The Board, with the approval of a majority of the directors and without any action by the stockholders of the Corporation, may amend the Articles of Incorporation from time to time to increase or decrease the aggregate number of shares of Capital Stock or the number of shares of Capital Stock of any class or series that the Corporation has the authority to issue.

Section 6.2.    Common Stock. Subject to the provisions of Article VII, each share of Common Stock shall entitle the Holder thereof to one vote. The Board may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of Capital Stock.

Section 6.3.    Preferred Stock. The Board may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time in one or more series of Capital Stock.

Section 6.4.    Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Capital Stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of Capital Stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland with respect to such class or series. Any of the terms of any class or series of Capital Stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Articles of Incorporation (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among Holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Capital Stock is clearly and expressly set forth in the articles supplementary filed with the State Department of Assessments and Taxation of Maryland.

Section 6.5.    Articles of Incorporation and Bylaws. All Persons who shall acquire Capital Stock in the Corporation shall acquire the same subject to the provisions of the Articles of Incorporation and the Bylaws.

Section 6.6.    No Preemptive Rights. Except as may be provided by the Board in setting the terms of classified or reclassified shares of Capital Stock pursuant to Section 6.4, no Holder of shares of Capital Stock of the Corporation shall, as such Holder, have any preemptive right to purchase or subscribe for any additional shares of Capital Stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 6.7.    Issuance of Shares Without Certificates. The Board may authorize the issuance of shares of Capital Stock without certificates. The Corporation shall treat the Holder of uncertificated Capital Stock registered on its stock ledger as the owner of the shares noted therein until receipt of appropriate evidence of transfer in accordance with the terms of the By-laws of the Corporation.

Section 6.8.    Distributions. The Board from time to time may authorize the Corporation to declare and pay to Holders such Distributions in cash or other assets of the Corporation or in Securities of the Corporation or from any other source as the Board in its discretion shall determine. To the extent permitted under applicable law, the Board shall endeavor to authorize the Corporation to declare and pay such Distributions as shall be necessary for the Corporation to qualify as a REIT under the REIT Provisions of the Code unless the Board has determined, in its sole discretion, that qualification as a REIT is not in the best interests of the Corporation; provided, however, Holders shall have no right to any Distribution unless and until authorized by the Board and declared by the Corporation. The Board shall authorize and direct the Operating Company to make distributions to its members on the same basis as Distributions declared and paid with respect to the Common Stock. The exercise of the powers and rights of the Board pursuant to this section shall be subject to the provisions of any class or series of shares of Capital Stock at the time outstanding. The receipt by any Person in whose name any Shares of Capital Stock are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all Distributions payable or deliverable in respect of such shares of Capital Stock and from all liability to see to the application thereof. Distributions in kind shall not be permitted, except for: (a) distributions of readily marketable Securities, (b) distributions of beneficial interests in a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the Articles of Incorporation, or (c) distributions in which: (i) the Board advises each stockholder of the risks associated with direct ownership of the property, (ii) the Board offers each stockholder the election of receiving such in-kind distributions, and (iii) in-kind distributions are made only to those Holders that accept such offer.

Section 6.9.    Distribution Reinvestment Plans. The Corporation may establish, from time to time, a plan or plans for the reinvestment of Distributions made with respect to Capital Stock, and distributions made by the Operating Company with respect to its membership units, in Securities of the Corporation.

Section 6.10.    Repurchase of Shares. The Corporation may establish, from time to time, a program or programs by which the Corporation voluntarily repurchases shares of its Capital Stock from its stockholders; provided, however, that such repurchase does not violate Section 2.311 of the MGCL.

Section 6.11.    Business Combination Statute. The Maryland Business Combination Act, found in Title 3, Subtitle 6 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any “business combination” (as defined in Section 3-601(e) of the MGCL, as amended from time to time, or any successor statute thereto) between the Corporation and any Person.

Section 6.12.    Control Share Acquisition Act. The Maryland Control Share Acquisition Act, found in Title 3, Subtitle 7 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any acquisition of Securities of the Corporation by any Person.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1.    Definitions. As used in this Article VII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. A number of shares of Capital Stock equal to 9.8% in value of the aggregate of the outstanding shares of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership. Ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Owning” and “Beneficially Owned” shall have the correlative meanings.

Business Day. Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary. One or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit. A number of shares of Capital Stock equal to 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership. Ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.

Determined Share Value. With respect to any class or series of outstanding shares of Capital Stock, the price most recently determined by the Independent Directors Committee based on the net asset value of the Corporation’s assets and such other factors as the Independent Directors Committee may, in its sole discretion determine or, in the event the class or series of shares of Capital Stock is traded on a national securities exchange the closing or last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock.

Excepted Holder. A stockholder of the Corporation for whom an Excepted Holder Limit is created by this Articles of Incorporation or by the Board pursuant to Section 7.2.7.

Excepted Holder Limit. The percentage limit established by the Board pursuant to Section 7.2.7 provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8.

Initial Date. The date upon which the Articles of Incorporation containing this Article VII is filed with the State Department of Assessments and Taxation of Maryland.

Prohibited Owner. With respect to any purported Transfer, any Person who but for the provisions of Section 7.2.1(b) would Beneficially Own or Constructively Own shares of Capital Stock and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The first day after the Initial Date on which the Independent Directors Committee determines that it is no longer in the best interests of the

Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. Any issuance, sale, transfer, gift, assignment, devise or other disposition as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive distributions on Capital Stock, including: (a) the granting or exercise of any option (or any disposition of any option) with respect to Capital Stock, (b) any acquisition or disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. Any trust provided for in Section 7.3.1.

Trustee. The Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2.    Capital Stock.

Section 7.2.1.    Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(a)    Basic Restrictions.

(i)    (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit, and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)    No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)    Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being Beneficially Owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock; provided, however, that the Board may waive this Section 7.2.1(a)(iii) if, in the opinion of the Board, such Transfer would not adversely affect the Corporation’s ability to qualify as a REIT.

(b)    Transfer in Trust. If any Transfer of shares of Capital Stock occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or Section 7.2.1(a)(ii):

(i)    then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or Section 7.2.1(a)(ii) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer and such Person shall acquire no rights in such shares; provided, however,

(ii)    if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or Section 7.2.1(a)(ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or Section 7.2.1(a)(ii) shall be void ab initio and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 7.2.2.    Remedies for Breach. If the Board shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1(a) (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2.1(a) shall automatically result in the transfer to the Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above, irrespective of any action (or non-action) by the Board.

Section 7.2.3.    Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.2.4.    Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)    every owner of more than five percent (or such other percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit.

(b)    each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5.    Remedies Not Limited. Subject to Section 5.7, nothing contained in this Section 7.2 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 7.2.6.    Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or Section 7.3 requires an action by the Board and the Articles of Incorporation fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

Section 7.2.7.    Exceptions.

(a)    Subject to Section 7.2.1(a)(ii), the Board, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)    the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person’s Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);

(ii)    such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii)    such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Section 7.2.1(b) and Section 7.3.

(b)    Prior to granting any exception pursuant to Section 7.2.7(a), the Board may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case, in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)    Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)    The Board may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

Section 7.2.8.    Increase in Aggregate Stock Ownership Limit and Common Stock Ownership Limit. The Board may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit.

Section 7.2.9.    Notice of Restrictions on Transferability. Each Holder of an uncertificated share shall be sent a full statement about certain restrictions on transferability on request and without charge.

Section 7.3.    Transfer of Capital Stock in Trust.

Section 7.3.1.    Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2.    Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee and shall have no rights to dividends or other distributions attributable to the shares held in the Trust.

Section 7.3.3.    Distributions and Voting Rights. The Trustee shall have all voting rights and rights to distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such distribution to the Trustee upon demand, and any distribution authorized but unpaid shall be paid when due to the Trustee. Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust, and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority with respect to the shares held in the Trust (at the Trustee’s sole discretion): (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee, and (b) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken corporate action based upon the outcome of such vote, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 7.3.4.    Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of: (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Determined Share Value of the shares on the day of the event causing the shares to be held in the Trust, or (b) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5.    Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of: (a) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Determined Share Value at the time of such devise or gift); or (b) 95% of the Determined Share Value on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6.    Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (a) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 7.4.    Settlement. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5.    Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6.    Non-Waiver. No delay or failure on the part of the Corporation or the Board in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

ASSET MANAGER

Section 8.1.    Appointment of Asset Manager. The Board is responsible for setting the general policies of the Corporation and for the general supervision of its business. The Board is not required personally to conduct the business of the Corporation, and it may, but is not required to, appoint, employ or contract with any Person, including a Person Affiliated with any Director or Holder, as an Asset Manager. The Board may grant or delegate such authority to the Asset Manager as the Board may, in its sole discretion, deem necessary or desirable including, without limitation, authority to conduct the business of the Corporation within the policies established by the Board from time to time, to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents as agent for and on behalf of the Corporation, and to make executive decisions that conform to general policies and principles established by the Board. The Independent Directors Committee shall establish and approve the terms of the Asset Management Agreement which shall include such terms as the Independent Directors Committee shall approve in its sole discretion, including, without limitation, fees based on the value of the Corporation’s assets or contributed capital; delegation of authority for property management to any Person, including a Person affiliated with any Director or Holder; and fees on termination of the Asset Management Agreement, either upon expiration of the Asset Management Agreement or its earlier termination without cause.

Section 8.2.    Supervision of Asset Manager. The Board shall monitor the Asset Manager to assure that the administrative procedures, operations and programs of the Corporation are in the best interests of the stockholders and are fulfilled.

ARTICLE IX

CONFLICTS OF INTEREST

During any time that the Corporation is advised by the Asset Manager, there shall be a committee of the Board comprised of not fewer than two (2) Independent Directors (the “Independent Directors Committee”). The Independent Directors Committee shall have the maximum power delegable to a committee under the MGCL and is authorized to select and retain its own legal and financial advisors. The Independent Directors Committee may act on any matter permitted by the MGCL if its minutes reflect that it first determined that the matter at issue was such that the exercise of independent judgment by the directors who are not Independent Directors could reasonably be compromised and with respect to any matter which the Articles of Incorporation otherwise requires that the action shall be taken by the Independent Directors Committee. If this condition is met but the matter cannot be delegated to a committee under the MGCL, both the Board and the Independent Directors Committee must approve the matter.

ARTICLE X

LIMITATION OF LIABILITY

Section 10.1.    Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Section 10.1, nor the adoption or amendment of any other provision of the Articles of Incorporation or Bylaws inconsistent with this Section 10.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 10.2.    Indemnification.

(a)    The Corporation shall to the maximum extent permitted by Maryland law in effect from time to time indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation; (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity; or (iii) the Asset Manager or any of its Affiliates acting as an agent of the Corporation. The Corporation shall have the power, with the approval of the Board, to provide such indemnification and advancement of expenses to any employee or agent of the Corporation.

(b)    No amendment of the Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the right of indemnification or advancement of expenses provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Section 10.2.2.    Permitted Indemnification of Directors.

(a)    In addition to, and not in limitation of, the other provisions of this Article X, the Corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

(i)    The act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty; or

(ii)    The director actually received an improper personal benefit in money, property, or services; or

(iii)    In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

(b)    Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding including, without limitation, investigation, defense, settlement, and appeal of the claim giving rise to such proceeding. If, however, the proceeding was by or in the right of the Corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the Corporation.

(c)    The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection. The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

(d)    The Corporation may not indemnify a director or advance expenses under this section for a proceeding brought by that director against the Corporation, except:

(i)    For a proceeding brought to enforce indemnification under this section; or

(ii)    If this Articles of Incorporation, the Bylaws, a Board resolution or an agreement approved by the Board to which the corporation is a party expressly provides otherwise.

Section 10.2.3.    No Indemnification of Director. A director may not be indemnified under Section 10.2.1 in respect: (i) to any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged by the final, non-appealable judgment of a court of competent jurisdiction to be liable on the basis that personal benefit was improperly received; or (ii) to any proceeding where the director is found by a court of law to be guilty of a felony directly related to his or her dealings with the Corporation.

Section 10.2.4.    Required Indemnification Against Expenses Incurred in Successful Defense. A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in Section 10.2.1, or in the defense of any claim, issue, or matter in the proceeding, shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding, claim, issue, or matter in which the director has been successful.

Section 10.2.5.    Determination that Indemnification is Proper.

(a)    Indemnification under of this section may not be made by the Corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in Section 10.2.1.

(b)    Such determination shall be made:

(i)    By the Board by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the Board consisting solely of one or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full Board in which the designated directors who are parties may participate;

(ii)    By special legal counsel selected by the Board or a committee of the Board by vote as set forth in subparagraph (i) of this Section 10.2.4(b), or, if the requisite quorum of the full Board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full Board in which directors who are parties may participate; or

(iii)    By the stockholders.

(c)    Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. If, however, the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in paragraph (b)(ii) of this subsection for selection of such counsel.

(d)    Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

Section 10.2.6.    Payment of Expenses in Advance of Final Disposition of Action.

(a)    Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the Corporation in advance of the final disposition of the proceeding upon receipt by the Corporation of:

(i)    A written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized in this section has been met; and

(ii)    A written undertaking by or on behalf of the director to repay the amount advanced if it shall ultimately be determined that the standard of conduct has not been met.

(b)    The undertaking required by paragraph (a)(ii) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(c)    The determination as to whether payment shall be made under this subsection shall be made as provided in Section 10.2.4.

Section 10.2.7.    Indemnification of Officers and the Asset Manager. The Corporation shall indemnify and advance expenses to an officer, employee or agent of the Corporation or the Asset Manager to the same extent that it may indemnify and advance expenses to directors under this section.

Section 10.2.8.    Report of Indemnification to Stockholders. Any indemnification of, or advance of expenses to, a director or officer in accordance with this section, if arising out of a proceeding by or in the right of the Corporation, shall be reported in writing to the stockholders with the notice of the next stockholders’ meeting or prior to the meeting.

Section 10.3.    Corporate Opportunities. For so long as the Corporation is advised by the Asset Manager or an Affiliate thereof and solely for purposes of the application of any statutory or common law “corporate opportunity” or similar doctrine, the Corporation has no interest in any material opportunity known to the Asset Manager unless it has been recommended to the Corporation by the Asset Manager.

ARTICLE XI

AMENDMENT

The Corporation reserves the right from time to time to make any amendment to the Articles of Incorporation, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Articles of Incorporation, of any shares of outstanding Capital Stock.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned incorporators have executed the foregoing Articles of Incorporation on this 18th day of October, 2007.

/s/ Amy L. Tait
Amy L. Tait

/s/ Norman P. Leenhouts
Norman P. Leenhouts

I hereby consent to my designation in this document and acknowledge the same to be my act as resident agent for this Corporation.

National Corporate Research, Ltd.

By:	/s/ Karen McKeown

Its:	Karen McKeown
Assistant Secretary